MADISON SQUARE GARDEN ENTERTAINMENT CORP. REPORTS
FISCAL 2025 SECOND QUARTER RESULTS

Christmas Spectacular Production Delivers Another Year of Record-Setting Revenues
Approximately 1.1 Million Tickets Sold During 91st Holiday Season
$25 Million in MSGE Class A Shares Repurchased During Fiscal 2025 Second Quarter

NEW YORK, N.Y., February 6, 2025 - Madison Square Garden Entertainment Corp. (NYSE: MSGE) (“MSG Entertainment” or the “Company”) today reported financial results for the fiscal second quarter ended December 31, 2024.

The fiscal 2025 second quarter was highlighted by another record-setting run for the Christmas Spectacular. In its 91st holiday season, approximately 1.1 million tickets were sold across 200 shows, as compared to over 1 million tickets sold over 193 shows last season. During the quarter, the Company also welcomed a wide variety of other live events across its portfolio of venues, including the return of the New York Knicks (“Knicks”) and New York Rangers (“Rangers”) to the Madison Square Garden Arena (“The Garden”) for the start of their 2024-25 regular seasons. In addition, in December, the Company announced that it had repurchased approximately $25 million of its MSGE Class A common stock.

For the fiscal 2025 second quarter, the Company reported revenues of $407.4 million, an increase of $4.8 million, or 1%, as compared to the prior year quarter. In addition, the Company reported operating income of $139.0 million, an increase of $1.6 million, or 1%, and adjusted operating income of $164.0 million, an increase of $3.9 million, or 2%, both as compared to the prior year quarter.(1) Fiscal 2025 second quarter operating income included $4.5 million and adjusted operating income included $3.1 million, respectively, in executive management transition costs. Excluding these costs, operating income would have been $143.5 million, an increase of 4%, and adjusted operating income would have been $167.2 million, an increase of 4%, both as compared to the prior year period.

Executive Chairman and CEO James L. Dolan said, “We continue to see strong demand for our live entertainment offerings, highlighted by another record-setting run for the Christmas Spectacular production. We remain confident in the strength of our business and expect to deliver solid adjusted operating income growth this fiscal year.”
Results for the Three and Six Months Ended December 31, 2024 and 2023:

	Three Months Ended				Six Months Ended
	December 31,		Change		December 31,		Change
$ millions	2024	2023	$	%	2024	2023	$	%
Revenues	$407.4	$402.7	$4.8	1%	$546.1	$544.9	$1.3	—%
Operating Income	$139.0	$137.4	$1.6	1%	$120.5	$104.0	$16.5	16%
Adjusted Operating Income (1)	$164.0	$160.1	$3.9	2%	$165.9	$159.9	$6.1	4%
Note: Amounts may not foot due to rounding. NM - Absolute percentages greater than 200% and comparisons from positive to negative values or to zero values are not considered meaningful.
(1)See page 4 of this earnings release for the definition of adjusted operating income (loss) (“AOI”) included in the discussion of non-GAAP financial measures. During the fiscal 2024 third quarter, the Company amended this definition so that the non-cash portion of operating lease revenue related to the Company’s Arena License Agreements with Madison Square Garden Sports Corp. (“MSG Sports”) is no longer excluded in all periods presented. For the three and six months ended December 31, 2024, the non-cash portion of operating lease revenue was $9.5 million and $10.0 million, respectively, and for the three and six months ended December 31, 2023, the non-cash portion of operating lease revenue was $9.1 million and $9.6 million, respectively.

Entertainment Offerings, Arena License Fees and Other Leasing
Fiscal 2025 second quarter revenues from entertainment offerings of $318.3 million were essentially unchanged as compared to the prior year period, primarily due to lower-event related revenues, largely offset by an increase in revenues from the Christmas Spectacular production and higher revenues subject to the sharing of economics with MSG Sports pursuant to the Arena License Agreements.

•Event-related revenues decreased $22.5 million, primarily due to lower revenues from concerts and, to a lesser extent, lower revenues from other live entertainment and sporting events held at the Company's venues. The decrease in revenues from concerts reflects lower per-concert revenues, primarily due to a shift in the mix of events at The Garden from promoted events to rentals, and a decrease in the number of concerts at The Garden, both as compared to the prior year quarter.
•Revenues from the Christmas Spectacular production increased $15.1 million, primarily due to higher ticket-related revenues, which reflected higher per-show revenue and, to a lesser extent, two additional performances as compared to the prior year quarter.
•Revenues subject to the sharing of economics with MSG Sports pursuant to the Arena License Agreements increased $7.7 million, primarily due to higher suite license fee revenues as compared to the prior year quarter.

Fiscal 2025 second quarter arena license fees and other leasing revenues of $29.8 million increased $4.2 million, or 16%, as compared to the prior year period, due to a combined three more Knicks and Rangers games played at The Garden in the current year period and an increase in other leasing revenues.

Fiscal 2025 second quarter direct operating expenses associated with entertainment offerings, arena license fees and other leasing of $164.3 million decreased $7.7 million, or 4%, as compared to the prior year quarter, primarily due to lower event-related expenses, partially offset by an increase in expenses related to the sharing of economics with MSG Sports pursuant to the Arena License Agreements.

•Event-related expenses decreased $13.7 million, primarily due to lower per-concert expenses due to a shift in the mix of events at The Garden from promoted events to rentals and, to a lesser extent, a decrease in the number of concerts at The Garden, partially offset by higher expenses for other live entertainment and sporting events.
•Expenses associated with the sharing of economics with MSG Sports pursuant to the Arena License Agreements increased $6.6 million, primarily due to higher expenses incurred as a result of the increase in suite license fee revenues.

Food, Beverage and Merchandise
Fiscal 2025 second quarter food, beverage and merchandise revenues of $59.3 million increased $0.6 million, or 1%, as compared to the prior year period. The increase was primarily due to (i) the impact of a combined three more Knicks and Rangers games played at The Garden and two additional Christmas Spectacular performances, both as compared to the prior year quarter, (ii) higher per-event revenues across both the Knicks and Rangers games at The Garden and the Christmas Spectacular production as well as (iii) other revenue increases, partially offset by (iv) lower food and beverage sales at concerts, primarily at The Garden.

Fiscal 2025 second quarter food, beverage and merchandise direct operating expenses of $32.8 million increased $2.0 million, or 7%, as compared to the prior year period. The increase was primarily due to an increase in food and beverage sales at Knicks and Rangers games at The Garden and at the Christmas Spectacular production as well as other cost increases, partially offset by a decrease in food and beverage costs related to concerts, primarily at The Garden.

Selling, General and Administrative Expenses
Fiscal 2025 second quarter selling, general and administrative expenses of $57.2 million increased $8.8 million, or 18%, as compared to the prior year period. The increase was primarily due to (i) higher employee compensation and benefits, including the impact of executive management transition costs of $4.5 million recognized in the current year quarter; and (ii) higher rent expense, both as compared to the prior year quarter.

Operating Income and Adjusted Operating Income
Fiscal 2025 second quarter operating income of $139.0 million increased $1.6 million, or 1%, as compared to the prior year period, primarily due to lower direct operating expenses and higher revenues, partially offset by the increase in selling, general and administrative expenses. Fiscal 2025 second quarter adjusted operating income of $164.0 million increased $3.9 million, or 2%, as compared to the prior year quarter, primarily due to lower direct operating expenses and higher revenues, partially offset by an increase in selling, general and administrative expenses.

Other Matters
During the fiscal 2025 second quarter, the Company paid down the full outstanding principal balance of $55 million under its revolving credit facility.

On December 3, 2024, the Company announced that it repurchased 681,593 shares of MSGE Class A common stock at an average price of $36.68 per share for an aggregate purchase price of approximately $25 million from November 20, 2024 through December 2, 2024. Since the Company was spun off from Sphere Entertainment Co. in April 2023, the Company has repurchased 5,046,960 shares of MSGE Class A common stock for an aggregate purchase price of approximately $165 million. The Company has approximately $85 million remaining under its existing share repurchase authorization.
About Madison Square Garden Entertainment Corp.
Madison Square Garden Entertainment Corp. (MSG Entertainment) is a leader in live entertainment, delivering unforgettable experiences while forging deep connections with diverse and passionate audiences. The Company’s portfolio includes a collection of world-renowned venues – New York’s Madison Square Garden, The Theater at Madison Square Garden, Radio City Music Hall, and Beacon Theatre; and The Chicago Theatre – that showcase a broad array of sporting events, concerts, family shows, and special events for millions of guests annually. In addition, the Company features the original production, the Christmas Spectacular Starring the Radio City Rockettes, which has been a holiday tradition for more than 90 years. More information is available at www.msgentertainment.com.

Non-GAAP Financial Measures
During the fiscal 2024 third quarter the Company amended its definition of adjusted operating income so that the impact of the non-cash portion of operating lease revenue related to the Company’s Arena License Agreements with MSG Sports is no longer excluded in all periods presented.
We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) excluding (i) depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets, (ii) share-based compensation expense or benefit, (iii) restructuring charges or credits, (iv) merger, spin-off, and acquisition-related costs, including merger-related litigation expenses, (v) gains or losses on sales or dispositions of businesses and associated settlements, (vi) the impact of purchase accounting adjustments related to business acquisitions, (vii) amortization for capitalized cloud computing arrangement costs and (viii) gains and losses related to the remeasurement of liabilities under the executive deferred compensation plan. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the settlement of an obligation that is not expected to be made in cash. We eliminate merger, spin-off, and acquisition-related transaction costs, when applicable, because the Company does not consider such costs to be indicative of the ongoing operating performance of the Company as they result from an event that is of a non-recurring nature, thereby enhancing comparability. In addition, management believes that the exclusion of gains and losses related to the remeasurement of liabilities under the executive deferred compensation plan, provides investors with a clearer picture of the Company’s operating performance given that, in accordance with U.S. generally accepted accounting principles, gains and losses related to the remeasurement of liabilities under the executive deferred compensation plan are recognized in Operating (income) loss whereas gains and losses related to the remeasurement of the assets under the executive deferred compensation plan, which are equal to and therefore fully offset the gains and losses related to the remeasurement of liabilities, are recognized in Other income (expense), net, which is not reflected in Operating income (loss).
We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of the Company on a consolidated and combined basis. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with GAAP. Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 6 of this release.
Forward-Looking Statements
This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments or events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #
Contacts:

Ari Danes, CFA Senior Vice President, Investor Relations, Financial Communications & Treasury Madison Square Garden Entertainment Corp. (212) 465-6072	Justin Blaber Vice President, Financial Communications Madison Square Garden Entertainment Corp. (212) 465-6109
Grace Kaminer Vice President, Investor Relations & Treasury Madison Square Garden Entertainment Corp. (212) 631-5076	Sarah Rothschild Senior Director, Investor Relations & Treasury Madison Square Garden Entertainment Corp. (212) 631-5345
Conference Call Information:
The conference call will be Webcast live today at 10:00a.m. ET at investor.msgentertainment.com
Conference call dial-in number is 888-660-6386 / Conference ID Number 8020251
Conference call replay number is 800-770-2030 / Conference ID Number 8020251 until February 13, 2025
Investor presentation available at investor.msgentertainment.com/events-and-presentations

MADISON SQUARE GARDEN ENTERTAINMENT CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2024	2023	2024	2023
Revenues
Revenues from entertainment offerings	$318,276	$318,286	$433,357	$434,791
Food, beverage, and merchandise revenues	59,321	58,751	78,296	82,012
Arena license fees and other leasing revenue	29,820	25,629	34,478	28,075
Total revenues	407,417	402,666	546,131	544,878
Direct operating expenses
Entertainment offerings, arena license fees, and other leasing direct operating expenses	(164,294)	(172,012)	(250,760)	(262,571)
Food, beverage, and merchandise direct operating expenses	(32,780)	(30,749)	(44,023)	(41,867)
Total direct operating expenses	(197,074)	(202,761)	(294,783)	(304,438)
Selling, general, and administrative expenses	(57,189)	(48,389)	(102,935)	(97,211)
Depreciation and amortization	(14,183)	(13,205)	(27,964)	(26,789)
Restructuring credits (charges)	30	(888)	70	(12,441)
Operating income	139,001	137,423	120,519	103,999
Interest income	365	1,083	737	1,935
Interest expense	(12,955)	(15,049)	(26,998)	(29,336)
Other (expense) income, net	(1,045)	2,846	(1,814)	(1,625)
Income from operations before income taxes	125,366	126,303	92,444	74,973
Income tax expense	(49,473)	(1,054)	(35,872)	(395)
Net income	$75,893	$125,249	$56,572	$74,578

Earnings per share attributable to MSG Entertainment’s stockholders:
Basic	$1.57	$2.61	$1.17	$1.52
Diluted	$1.56	$2.59	$1.17	$1.52

Weighted-average number of shares of common stock:
Basic	48,336	48,029	48,276	48,955
Diluted	48,611	48,293	48,543	49,168

MADISON SQUARE GARDEN ENTERTAINMENT CORP.
ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO
ADJUSTED OPERATING INCOME (LOSS)
(in thousands)
(Unaudited)

The following is a description of the adjustments to operating income in arriving at adjusted operating income as described in this earnings release:

•Depreciation and amortization. This adjustment eliminates depreciation and amortization of property and equipment and intangible assets.
•Share-based compensation. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under the Company’s Employee Stock Plan and the Company’s Non-Employee Director Plan.
•Restructuring charges. This adjustment eliminates costs related to termination benefits provided to certain corporate executives and employees.
•Merger, spin-off, and acquisition-related costs. This adjustment eliminates costs related to mergers, spin-offs and acquisitions, including merger-related litigation expenses.
•Amortization for capitalized cloud computing arrangement costs. This adjustment eliminates amortization of capitalized cloud computing arrangement costs.
•Remeasurement of deferred compensation plan liabilities. This adjustment eliminates the impact of gains and losses related to the remeasurement of liabilities under the executive deferred compensation plan.

	Three Months Ended December 31,		Six Months Ended December 31,
$ thousands	2024	2023	2024	2023
Operating income	$139,001	$137,423	$120,519	$103,999
Depreciation and amortization	14,183	13,205	27,964	26,790
Share-based compensation (excluding share-based compensation included in restructuring charges)	9,322	7,773	15,584	13,950
Restructuring (credits) charges	(30)	888	(70)	12,441
Merger, spin-off, and acquisition-related costs	1,361	—	1,361	2,035
Amortization for capitalized cloud computing arrangement costs	201	448	369	448
Remeasurement of deferred compensation plan liabilities	(26)	343	194	198
Adjusted operating income (1)	$164,012	$160,080	$165,921	$159,861
_________________
(1)During the fiscal 2024 third quarter the Company amended the definition of adjusted operating income so that the non-cash portion of operating lease revenue related to the Company’s Arena License Agreements with MSG Sports is no longer excluded in all periods presented. Pursuant to GAAP, recognition of operating lease revenue is recorded on a straight-line basis over the term of the agreement based upon the value of total future payments under the arrangement. As a result, operating lease revenue is comprised of a contractual cash component plus or minus a non-cash component for each period presented. Adjusted operating income includes operating lease revenue of (i) $17,447 and $18,301 of revenue collected in cash for the three and six months ended December 31, 2024, respectively, and $15,409 and $16,438 for the three and six months ended December 31, 2023, respectively, and (ii) a non-cash portion of $9,514 and $9,984 for the three and six months ended December 31, 2024, respectively, and $9,120 and $9,615 for the three and six months ended December 31, 2023, respectively.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(Unaudited)

	December 31, 2024	June 30, 2024
ASSETS
Current Assets:
Cash, cash equivalents, and restricted cash	$55,219	$33,555
Accounts receivable, net	93,427	77,259
Related party receivables, current	25,008	17,469
Prepaid expenses and other current assets	96,181	90,801
Total current assets	269,835	219,084
Non-Current Assets:
Property and equipment, net	641,092	633,533
Right-of-use lease assets	382,691	388,658
Goodwill	69,041	69,041
Indefinite-lived intangible assets	63,801	63,801
Deferred tax assets, net	42,909	68,307
Other non-current assets	119,069	110,283
Total assets	$1,588,438	$1,552,707
LIABILITIES AND DEFICIT
Current Liabilities:
Accounts payable, accrued and other current liabilities	$171,776	$203,750
Related party payables, current	54,504	42,506
Long-term debt, current	24,375	16,250
Operating lease liabilities, current	26,741	27,736
Deferred revenue	224,289	215,581
Total current liabilities	501,685	505,823
Non-Current Liabilities:
Long-term debt, net of deferred financing costs	584,701	599,248
Operating lease liabilities, non-current	453,159	427,014
Other non-current liabilities	38,565	43,787
Total liabilities	1,578,110	1,575,872
Commitments and contingencies
Equity (Deficit):
Class A Common Stock (a)	460	456
Class B Common Stock (b)	69	69
Additional paid-in-capital	34,686	33,481
Treasury stock at cost (5,047 and 4,365 shares outstanding as of December 31, 2024 and June 30, 2024, respectively)	(165,512)	(140,512)
Retained earnings	172,175	115,603
Accumulated other comprehensive loss	(31,550)	(32,262)
Total equity (deficit)	10,328	(23,165)
Total liabilities and equity (deficit)	$1,588,438	$1,552,707
_________________
(a) Class A Common Stock, $0.01 par value per share, 120,000 shares authorized; 46,007 and 45,556 shares issued as of December 31, 2024 and June 30, 2024, respectively.
(b) Class B Common Stock, $0.01 par value per share, 30,000 shares authorized; 6,867 shares issued as of December 31, 2024 and June 30, 2024.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.
SELECTED CASH FLOW INFORMATION
(in thousands)
(Unaudited)

	Six Months Ended
	December 31,
	2024	2023
Net cash provided by operating activities	$85,499	$105,232
Net cash used in investing activities	(16,282)	(62,731)
Net cash used in financing activities	(47,553)	(89,284)
Net increase (decrease) in cash, cash equivalents, and restricted cash	21,664	(46,783)
Cash, cash equivalents, and restricted cash, beginning of period	33,555	84,355
Cash, cash equivalents, and restricted cash, end of period	$55,219	$37,572